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                                                                    EXHIBIT 10.9


                                LEASE AGREEMENT

     THIS LEASE AGREEMENT is made and entered into on this 1st day of September, 1978, by and between JEWEL FRENCH NOLEN and JULIE LaMOYNE NOLEN, DAVID KRAMER, and BETTY BENNETT and RICHARD JAMES TINKLER, the interest of each in and to the demised premises being hereinafter more particularly set forth in the legal description attached hereto as Exhibit "A" and incorporated herein; all of whom are hereinafter referred to collectively as "Lessor", and M.B. DALITZ, hereinafter referred to as "Lessee":

                                       I

                                    RECITALS

     (1) Lessor is owner of fee simple title in and to certain land located at 123-129 South Third Street in Las Vegas, Nevada, the legal description of which land is set forth more particularly on Exhibit "A" attached hereto, incorporated herein by reference and made a part hereof for all purposes (the "Land").

     (2) Lessee proposes to lease from Lessor the Land and construct upon such Land a building or buildings referred to hereafter as "Building".

     (3) The Leased Premises shall be and mean the Land and air space and subsurface of the land hereinbefore described; the leased Premises shall also include the right to construct and maintain on and within the Land the columns, supports and foundations necessary to support the proposed building; further, the right to tie in with a building on contiguous property so as to provide, as the case may be, a building and garage situated upon several contiguous lots, with provision for access suitable to the use upon that improvement upon the leased premises, and during the term of this Lease and any renewal thereof, if any there be, an easement to maintain on the Land the columns, supports and foundations for the support of the Building or portion thereof to be erected on the Leased Premises.


                                      -1-                     EXHIBIT "B" PAGE 1
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     (4) Each exhibit referred to herein shall be initialed by the signing parties; numbered and attached to this Lease and shall then become a part hereof.

                                       II

                                      TERM

     In consideration of the premises, of the rents hereinafter reserved, and of the covenants hereinafter provided, Lessor does hereby demise and let to Lessee the Leased Premises above described, to have and to hold the same with all the rights, privileges, easements and appurtenances thereunto attaching and belonging unto Lessee, including but not limited to those specifically provided herein, for and during the term of ninety-nine (99) years and commencing on the 1st day of September, 1978, and expiring on the 31st day of August, 2077, A.D.

                                      III

                                     RENTAL

     (a) Lessee covenants, promises and agrees to pay to as basic rent for said leased premises the total sum of Five Million Eight Hundred Ninety-five Thousand Dollars, as follows: Forty Five Thousand Dollars ($45,000.00) per year payable at the rate of Three Thousand Seven Hundred Fifty Dollars ($3,750.00) per month during the first three years of the term hereof, and thereafter Sixty Thousand Dollars ($60,000.00) per year payable in basic monthly installments of Five Thousand Dollars ($5,000.00) per month (hereinafter referred to as the "basic monthly rental"). All rent payments shall become due and payable in advance on the 1st day of each and every month and shall be paid on or before the 15th day of each and every month, commencing on September 1, 1978, and on the 1st day of each succeeding calendar month in advance until all rents herein reserved have been

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fully paid. All rents shall be payable in lawful money of the United States of
America at Las Vegas, Nevada, or such other place as Lessors may from time to time designate upon thirty (30) days previous written notice to Lessee.

     Lessor and Lessee agree that the above rent shall be subject to adjustment in accordance with the provisions of the succeeding paragraph (b).

     (b) Lessee shall, at all times during the term of this lease, pay the monthly rental as provided in the terms of this lease, and such rental shall be, and continue to be, the minimum basic monthly rental paid by Lessee to Lessors hereunder, irrespective of any change of economic conditions in the United States and/or the State of Nevada: provided, however, that such minimum basic monthly rental shall be increased, but not decreased below the original basic rental of Three Thousand Seven Hundred Fifty Dollars ($3,750.00) during the first three (3) years of the term and thereafter Five Thousand Dollars ($5,000.00) per month, under the following circumstances and conditions:

          (1) At the present time there is being issued by the United States Department of Labor, Bureau of Labor Statistics, a Consumer-Price Index, For All Urban Consumers-U.S. City Average, based upon the average 1967 equalling 100 points.

          (2) It is stipulated and agreed, for the purpose of this lease agreement, that the United States Consumer Price Index for all Urban Consumers-U.S. City Average, average as of July 1, 1978, is the sum of 196.7 points.

          (3) At the expiration of the first thirty six (36) months of the term of this lease, the Consumer Price Index For All Urban Consumers-U.S. City Average last issued by said United States Department of Labor closest to such


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expiration date shall be examined by the parties hereto, and if the said
Consumer Price Index shall be 196.7 points or more, then and in such event the increase of rent in addition to said Sixty Thousand Dollars ($60,000.00) per year, which shall be due for the fourth (4th) and successive years, shall be one percent (1%) of $60,000.00 for each 1.967 points increase above 196.7 points, which is the average index point number as of July, 1978. The increase at that time added to the basic yearly rental of $60,000.00 shall continue to be paid by Lessee for the next thirty (30) months, such increase to be paid in equal monthly installments in the same manner as is hereinabove provided in regard to the regular rental.

     (4) At the end of each thirty (30) month period following the first three
(3) year period of this lease, the Consumer Price Index For All Urban Consumers-U.S. City Average shall again be examined in like manner as stated above, and if it is found at the date of examination of the last index issued nearest the date of the expiration of such thirty (30) month period that the price index has increased above 196.7 or fallen below 196.7, then the rent shall be increased over or reduced toward the base rent at the rate of one percent (1%) for each 1.967 point increase above or reduction below 196.7 and shall continue at this rate for the next thirty (30) month period, such increase or decrease to be paid in equal monthly installments in the same manner as is herein provided in regard to the regular rental.

     (5) In no event shall the rent under this lease ever be less than SIXTY THOUSAND DOLLARS ($60,000.00) per year for any year of the term hereof following the first three (3) years.

                                      -4-                     EXHIBIT "B" PAGE 4
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          (6) If at the expiration of three (3) years from the commencement of the term hereof, or at the expiration of any of the following thirty (30) month periods, there is no United States Department of Labor Consumer Price Index published, but such an index is published by some other agency or department of the United States Government, then such latter index shall be used in lieu of the United States Department of Labor Consumer Price Index, after proper adjustment for changes made in compiling such index in order to fulfill the intent of the parties to maintain the purchasing power of the rentals reserved.

          (7) If there is no similar or comparable index published by any agency of the United States Government, then Lessor and Lessee shall endeavor to arrive at a fair average, and if they are unable so to do, then either Lessors or Lessee may by written notice elect to submit the matter for determination to a board of arbitration, composed of qualified economists holding degrees of Ph.D. in economics, under the rules of the American Arbitration Association, with a view that Lessor shall be compensated as accurately as possible as heretofore provided, in accordance with the increase in cost of living in order to maintain the purchasing power of the rents reserved.

     (c) If Lessee shall default in making any payment aside from rent required to be made by Lessee, or shall default in performing any term, covenant, or condition of this Lease on the part of Lessee to be performed, which shall involve the expenditure of any money by Lessee, and which shall remain uncured for a period of fifteen (15) days following the mailing of or giving of written notice by Lessor to Lessee, Lessor, at Lessor's option may, but shall not be obligated to make such payment, or, on behalf of Lessee, expend such sums as may be necessary to perform and fulfill



                                      -5-                     EXHIBIT "B" PAGE 5
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such terms, covenants, or conditions, and any and all sums so expended by
Lessor, with interest thereon at the rate of ten percent (10%) per annum from the date of such expenditure, shall be and be deemed to be additional rent, in addition to the fixed rent, and shall be repaid by Lessee to Lessor on demand, but no such payment or expenditure by Lessor shall be deemed a waiver of Lessee's default nor shall affect any other remedy of Lessor by reason of such default.

     (d) In the event that federal, state or local laws and ordinances shall at any time during the term hereof be modified so as to constitute casino gaming an illegal activity, then and in that event only, the parties shall enter into negotiations for the purpose of agreeing upon a renegotiated rental. If the parties should be unable to agree upon such a rental within a period of ninety
(90) days, the matter shall either be referred to arbitration as provided in paragraph III(b)(7) hereof in order to fix a new rental consistent with then current economic value or terminate this lease in conformity with paragraph XII hereof. During the period of any rental negotiations under this paragraph, III
(d), or during any period of time required for arbitration under this paragraph III (d) the rental due shall be the basic rental referred to in paragraph III
(a) hereof.

                                       IV

                           EASEMENTS AND RESERVATIONS

     As a part of the demise of the Leased Premises, Lessor hereby grants to Lessee such of the following easements and rights of use for the land as their fee simple absolute imparts for the period of duration of the Lease:

          (1) An easement of support of the Proposed Building shall continue during the period of this Lease. It is further agreed that Lessee shall have the right to use the


                                      -6-                     EXHIBIT "B" PAGE 6
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air space or subsurface of the Leased Premises at all times during the period of this Lease to construct a building in accordance with this agreement, support same, and to have the use and enjoyment thereof, subject to the rights of Lessor as herein provided.

     (2) The covenants herein contained shall be deemed to run with the Land as a benefit to the Building and Land.

                                       V

                          CONSTRUCTION AND COMPLETION


     (1) Lessee agrees to accept the premises in the physical condition which said premises and property exist at the commencement of this lease. During the entire term hereof Lessor shall not be obligated to make any repairs or improvements to the demised premises. Lessee agrees to make all repairs during the term of this lease necessary to keep the premises and any improvements placed thereon in good repair and a safe condition.

     It is specifically covenanted and agreed that Lessee shall be authorized during the term of this lease to construct buildings, make structural additions and alterations, repairs, replacements or improvements in or to the real property and the installation of fixtures which may be attached to said real property, provided that any alterations, improvements, structural changes or repairs shall be of such a nature as to enhance the value of the demised Premises at the time same are made; provided, however, that all such additions, alterations, repairs and replacements to the real property and the fixtures permanently attached to said real property shall upon the termination of this lease, by operation of law or otherwise, become the property of Lessors, and upon the termination of this lease Lessee shall not remove

                                      -7-                     EXHIBIT "B" PAGE 7
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any of said fixtures permanently attached to the real property unless so directed by Lessor.

          (2) Prior to the commencement of construction and after Lessee shall have obtained a building permit from the City of Las Vegas for the construction of building or buildings herein described on the Land, Lessee shall furnish or shall require its contractor to furnish Lessor a bond with a responsible surety company authorized to do business in the State of Nevada for the completion of such building or buildings, which bond shall inure to the benefit of the Lessor. The manner and form of the bond may name other beneficiaries; but shall be in sufficient amounts so as to protect the interests of Lessor.

          (3) The Lessee shall comply with, and shall require all contractors to comply with, all federal, state and local laws and regulations pertaining to employment, conditions and hours of employment in connection with the construction of the Proposed Building on the Leased Premises. Should the Lessor be damaged as a result of the breach of the provisions of this paragraph, the Lessee shall pay to the Lessor the amount of any actual damages sustained.

          (4) During the term hereof, Lessee shall, at Lessee's own cost and expense, promptly observe and comply with all present or future laws, rules, requirements, orders, direction, ordinances and regulations of the United States of America or of the State, County or City governments, or of any other municipal, governmental or lawful authority whatsoever, affecting the Demised Premises or appurtenances of the Proposed building or any part thereof, and of any and all of its or their departments, bureaus or officials and of the Board of Fire Underwriters, if any, of the governmental subdivision in which the Demised Premises and Proposed

                                      -8-                  EXHIBIT "B" PAGE 8
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Building is situated; and/or any other body exercising similar functions, and of all insurance companies writing policies covering the Demised Premises and Proposed Building, or any part thereof, whether such laws, rules, requirements, orders, directions, ordinances or regulations relating to structural alteration, changes, additions, improvements or repairs, inside or outside, extraordinary or ordinary, or otherwise, to or in and about the demised Premises, or any buildings thereon, or to the vaults, passageways, franchises or privileges appurtenant thereto or connected with the enjoyment thereof, or to changes or requirements incident to or as a result of any use or occupation thereof, or otherwise, and whether the same are enforced at the commencement of the term hereof, or at any time in the future enacted or directed; and Lessee shall pay all costs, expenses, claims, losses, damages, fines and penalties, including reasonable counsel fees, that may in any manner arise out of or be imposed because of the failure of Lessee to comply with these covenants.

     (5) If Lessee shall desire to contest the validity of any such law, rule, requirement, order, direction, ordinance or regulation, Lessee may, at Lessee's own cost and expense, carry on such contest and such noncompliance by Lessee during such contest shall not be deemed a breach, provided that Lessee shall indemnify the Lessor against the cost thereof and against all liability for any costs, expenses, claims, losses, damages, fines or penalties, including reasonable counsel fees, resulting from or incurred in connection with such contest and noncompliance.

     (6) It is further understood and agreed that Lessee shall notify Lessor in writing at least thirty (30) days prior to the commencement of construction of any repairs or alterations upon said leased premises which are to cost in


                                      -9-                     EXHIBIT "B" PAGE 9
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excess of One Hundred Thousand Dollars ($100,000.00) and Lessors shall have the right to record or otherwise give legal notice of non-responsibility on the leased premises disclaiming any liability for such buildings, improvements, repairs, additions or alterations.

                                       VI

                                   INSURANCE

     During the term hereof, Lessee shall, at Lessee's own cost and expense:

     (a) Keep the Proposed Building constructed upon the Demised Premises, pursuant to the provisions hereof, and all alterations, changes, additions and improvements insured for the benefit of Lessor against loss or damage by fire (with extended coverage), in an amount equal to the full value thereof, all policies of which shall provide that loss, if any, payable thereunder shall be first to the restoration of the premises, so long as Lessee or his heirs or assigns elect to restore, and then to Lessor, Lessee and any lienholders as their respective interests may appear, and a copy of all such policies with evidence by stamping or otherwise of the payment of the premiums thereon shall be delivered to Lessor. All said policies shall be taken in responsible companies authorized to do business in the State of Nevada.

     During the construction phase of the term during which time there shall be no proprietary activities conducted by Lessee, Lessee shall secure and maintain a policy of suitable construction injury or death or property damage having limits of liability in the amount of at least Five Hundred Thousand Dollars ($500,000.00) in respect to injuries to any one person, and the amount of at least One Million Dollars ($1,000,000.00) in respect to any one accident or disaster, and at least One Hundred Thousand Dollars ($100,000.00)


                                      -10-                   EXHIBIT "B" PAGE 10
for injury to property showing Lessor as beneficiaries.

     (b) At completion of the Building, and in any event prior to the occupancy of the structures by Lessee, Lessee shall provide, at its own sole cost and expense, and maintain in force during the entire term hereof for the benefit of Lessor, general accident, public liability and elevator insurance, fully protecting Lessor against any and all liability occasioned by accident or disaster having limits of liability in an amount that is usual and customary for similar structures and occupancies in the City of Las Vegas, Nevada, but in no event shall such limits of liability be lower than Five Million Dollars ($5,000,000.00) single limit. The insurance shall be reexamined by the parties from time to time but no less often than every three (3) years during the term hereof for the purpose of determining the limits of liability that are then usual and customary for such structures and such occupancies in the City of Las Vegas and the limits of liability for successive policies shall be adjusted in conformity therewith.

         Lessee may provide the insurance herein required under a general or master policy or policies which may apply to other properties adjacent to the demised premises; however, Lessor shall at all times appear as an insured or beneficiary thereunder, and a copy of all such policies showing payment by Lessee of all premiums due shall be furnished Lessor at all times.

     (c) Twenty (20) days prior to the expiration of any policy or policies of such insurance, Lessee shall pay the premiums for renewal insurance and deliver to Lessor, copies of the original renewal policies with evidence by stamping or otherwise of the payment of the premiums thereof, except that certificates instead of the original renewal policies with respect to insurance referred to in this Article may be delivered to Lessor, and if such premium, or any of them,

                                      -11-                   EXHIBIT "B" PAGE 11
shall not be so paid and the policies or certificates shall not be so delivered, Lessor may procure and/or pay for the same, and the amount so paid by Lessor, with interest thereon at the rate of twelve percent (12%) per annum from the date of payment, shall become due and payable by Lessee as additional rent with the next or any subsequent installment of fixed rent due after such payment by Lessor; it being expressly covenanted that payment by Lessor of any such premiums shall not be deemed to waive or release the default in the payment thereof by Lessee or the right of Lessor to take such action as may be permissible hereunder as in the case of default in the payment of fixed rent.

     (d) Lessee shall not violate or permit to be violated any of the conditions or provisions of any of said policies, and Lessee shall so perform and satisfy the requirements of the companies writing such policies.

                                      VII

                              LESSOR NONLIABILITY

     Lessor shall not in any event whatsoever be liable for any injury or damage to any person happening on or about the Proposed Building to be constructed upon the Demised Premises, or for any injury or damage to the Proposed Building or the Demised Premises, or to any property of Lessee, or to any property of any other person, firm, association or corporation on or about the Proposed Building. Lessee shall indemnify and save harmless Lessor from and against any and all liability and damages, and from and against any and all suits, claims and demands of every kind and nature, including reasonable counsel fees, by or on behalf of any person, firm, association or corporation, arising out of or based upon any accident, injury or damage, however occurring, which shall or may happen on or about the Proposed Building or the Demised


                                      -12-                   EXHIBIT "B" PAGE 12
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Premises, and from and against any matter or thing arising out of the condition, maintenance, repair, alteration, use, occupation, or operation of the Proposed Building.

                                      VIII

                                    DEFAULT

     In the event of breach by Lessee of any of the covenants or other provisions hereof on the part of Lessee to be kept and performed, Lessor, besides any other rights or remedies Lessor may have, shall have the option and right to re-enter the demised premises in accordance with law; and to remove all persons and property, storing such property at any public warehouse at the cost of and for the account of Lessee.

     A. Non-Payment of Rent.

        In the event of a breach resulting from non-payment of rent only, the parties stipulate that Lessee's damages assertable pursuant to any remedy Lessee may have at common law or under Chapter 40, N.R.S. arising out of such re-entry shall be the sum of ONE HUNDRED DOLLARS ($100.00); provided such re-entry does not occur until the sixth (6th) day following service of a written notice requiring payment of the rent or, in the alternative, surrender of the demised premises.

     B. Breach of Covenant or Condition.

        In the event of a breach of any term, condition or covenant hereof except PARAGRAPHS V(3)(4), XXI or XXII, the parties stipulate that Lessee's damages assertable pursuant to any remedy Lessee may have at common law or under Chapter 40, NRS, arising out of such re-entry shall be the sum of ONE HUNDRED DOLLARS ($100.00) provided such re-entry does not occur until the sixth
(6th) day following service of a written notice to quit.

                                      -13-                   EXHIBIT "B" PAGE 13

     C. Breach of Paragraphs V(3)(4), XXI or XXII.

        In the event of a breach of any provision of PARAGRAPHS V(3)(4), XXI or XXII, the parties stipulate that Lessee's damages assertable pursuant to any remedy Lessee may have at common law or under Chapter 40 of NRS, arising out of such re-entry shall be the sum of ONE HUNDRED DOLLARS ($100.00) provided such re-entry does not occur until the fourth (4th) day following service of a written notice to quit.

        Service as used in this PARAGRAPH VIII shall mean:

        (a) Delivering a copy to a natural Lessee or by delivery of a copy to the president, secretary, managing agent or resident agent of a corporate Lessee;

        (b) If the Lessee or its president, secretary, managing agent or resident agent are absent from the demised premises or their residence by delivering a copy to a person of suitable age and discretion at the demised premises, or such person's residence, and mailing a copy addressed to Lessee at Lessee's residence or the demised premises.

        Should Lessee become insolvent, make an assignment for the benefit of creditors, or be adjudicated a bankrupt, this agreement and all rights hereunder shall be deemed not an asset of such assignment, insolvent, or bankrupt estate, and upon the occurrence of such an event, Lessor shall have the option of terminating this lease.

        The waiver of any breach of any term, covenant or condition by Lessor shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition and any and all rights, remedies and options given to Lessor in this Lease shall be cumulative and in


                                      -14-                   EXHIBIT "B" PAGE 14
addition to and without waiver of or in derogation of any right or remedy given to it under any law now or hereafter in effect.

                                       IX

                            REMEDIES - NONEXCLUSIVE

     The rights and remedies given to Lessor in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Lessor, shall be deemed to be an exclusion of any of the others herein or by law or equity provided.

                                       X

                              PRESUMPTIVE EVIDENCE

     In all cases hereunder, and in any suit, action or proceeding of any kind between the parties, it shall be presumptive evidence of the fact of the existence of a charge being due, if Lessor or Lessee shall produce a bill, notice or certificate of any public official entitled to give such bill, notice or certificate to the effect that such charge appears by writing and has not been paid.

                                       XI

                                  NO ABATEMENT

     No diminution of the amount of space used by Lessee for whatever cause including fire or destruction of premises shall entitle Lessee to any reduction or abatement of fixed rent, or additional rent or other charges.

     In the event of partial or total destruction of the premises by fire or other casualty and the Lessee shall elect not to rebuild, Lessee shall nevertheless be responsible for payment of the balance of the rental herein reserved for the term hereof and the balance of insurance proceeds, if any, shall be distributed then to the Lessor, Lessee and any lienholder, in the manner provided in VI(a) hereof.



                                      -15-                   EXHIBIT "B" PAGE 15

                                      XII

                            TERMINATION, RESTORATION


     On the last day of the term hereof or the earlier termination thereof, Lessee shall peaceably and quietly leave, surrender and give up to Lessor the Demised Premises together with the proposed Building or any new building and all alterations, changes, additions and improvements which may have been made upon the Demised Premises (except furniture, furnishings, equipment and trade-fixtures put in at the expense of Lessee), in thorough repair and good order and safe condition. Lessor shall have sole and absolute discretion, however, to order the Proposed Building, together with any replacement building, alterations, and improvements to be demolished at Lessee's sole expense and the land restored to its approximate undeveloped state at the time of the execution hereof. In such event Lessee shall not be required to quit the Demised Premises until such demolition and restoration is completed; provided, however that all such demolition and restoration shall be completed no later than ninety (90) days following the last day of the term hereof or such earlier termination, at which time the Demised Premises, so restored, shall be the property of Lessor.

     On or before said termination date Lessee shall remove all of Lessee's personal property from the Demised Premises and Proposed Building or new building, and all property not so removed shall be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Lessor without notice to Lessee and without obligation to account therefor. Lessee shall pay to Lessor the cost incurred by Lessor in removing selling, storing, destroying or otherwise disposing of any such personal property; if the Demised Premises and Proposed Building or any new building be not so surrendered, or at Lessor's



                                      -16-                   EXHIBIT "B" PAGE 16
option demolished, Lessee shall make good to Lessor all damage which Lessor shall suffer by reason thereof, and in addition shall indemnify Lessor from and against all claims made by any succeeding tenant against Lessor, founded upon delay by Lessee in delivering possession of the premises to such succeeding tenant, so far as such delay is occasioned by the failure of Lessee to surrender the premises or at Lessor's option, to demolish improvements. In the event Lessor shall elect to order the Proposed Building or any other improvement demolished and the land restored as hereinabove provided, Lessee shall have ninety (90) days after the giving of such notice, to accomplish said demolition and to restore the land.

                                      XIII

                                QUIET ENJOYMENT

     Lessor covenants that, if and so long as Lessee pays the fixed rent, and other charges reserved in this Lease, and performs all of the terms, covenants and conditions of this Lease on the part of Lessee to be performed, Lessee shall quietly enjoy the Demised Premises subject, however, to the terms of this Lease.

                                      XIV

                              DEFAULTS, NONWAIVER

     Any default in the payment of the rent or other charges, or any failure of Lessor to enforce the provisions of this Lease upon any default by Lessee, shall not be construed as creating a custom of deferring payment or modifying in any way the terms of this lease or as a waiver of Lessor's right to terminate this Lease as herein provided, or otherwise to enforce the provisions hereof for any subsequent default.


                                      -17-                   EXHIBIT "B" PAGE 17

                                       XV

                                    GENERAL

          (a) Words of any gender in this Lease shall be held to include any other gender and words in the singular number shall be held to include the plural in the sense so required.

          (b) Whenever the Lessor's consent or approval to any act to be performed by the Lessee is required under the terms of this Lease, the Lessor agrees that its consent or approval will not be unreasonably withheld.

          (c) In the event suit is brought to enforce any provision hereof, the prevailing party shall be entitled to reasonable attorneys' fees as set by the Court.

          (d) Lessee shall be entitled to take depreciation for federal and state income tax purposes on the Proposed Building and any new buildings constructed under the terms and provisions of this Lease as a replacement thereof.

                                      XVI

                                     TAXES

     (1) The Lessee, in addition to the fixed rent provided for herein, shall pay all taxes and assessments upon the leased property, and upon the buildings and improvements thereon, which are assessed during the lease term. All taxes assessed prior to but payable in whole or in installments after the lease term, shall be adjusted and prorated, so that the Lessor shall pay its prorated share for the period prior to the lease term and the Lessee shall pay its prorated share for the lease term, which may come due subsequent to the lease term.

     (2) The Lessee shall furnish to the Landlord for its inspection, within 30 days after the date any amount is payable by the Lessee, as provided in this article, official


                                      -18-                   EXHIBIT "B" PAGE 18
receipts of the appropriate taxing authority or other proof satisfactory to the Lessor evidencing payment.

     (3) Lessee shall have the right, subject to any restrictions which any leasehold mortgagee may hereafter make, and at his sole cost and expense (in his own name or in the names of Lessor, or both, as he may deem appropriate) to contest in good faith the imposition or amount of any such tax assessment, or other charge payable by Lessee hereunder, and payment of same after final adjudication of the legality and amount of the same shall be a sufficient compliance with this covenant.

                                      XVII

                                  CONDEMNATION


     If during the continuance of this Lease, any portion of the Demised Premises shall be appropriated for state or other public use, there shall be an appropriate abatement or reduction of rental on account of such appropriation of a part of said premises. Any compensation which may be awarded on account of any such appropriation of any part of said premises shall be fairly allocated between the fee and the leasehold estate in accordance with the damage or loss suffered by each, according to law and rules of practice usual in such cases, and such part of the award as may be fairly allocated to the leasehold estate shall be paid to Lessee and the balance shall be paid to Lessor. If the premises covered by this Lease be taken either in their entirety or such a substantial extent that as a practical matter the premises cannot be used for the purpose for which they are hereby leased by virtue of eminent domain or for any public or quasi public use or improvement, separate awards for damages to Lessor and Lessee shall be made in accordance with law and rules of practice usual in such cases, and each of the parties shall be entitled to receive


                                      -19-                   EXHIBIT "B" PAGE 19
and retain such awards as shall be made to it. If there shall be a leasehold mortgagee, however, the award for damages to Lessee shall be first applied in liquidation of the leasehold mortgage and the balance thereof shall be retained by Lessee. In such event, this Lease shall terminate and the rents herein provided for shall abate as of the physical taking of the Leased Premises. Such termination shall not affect the rights of the parties to the awards and both Lessor and Lessee shall have the right to contest and appeal any condemnation or award for their own account and at their own expense.

                                      XIX

                                   INDEMNITY

     (1) The Lessor shall not be liable for any damage, nor shall this Lease be affected, nor shall there be an abatement in or of the rent, by reason of any failure of water supply, gas supply, electrical current, unless such failure shall arise from or be due to negligence on the part of Lessor.

     (2) The Lessor shall not be liable for any damage, nor shall this Lease be affected, nor shall there be any abatement in or of the rent by reason of any curtailment of or interference with light or other incorporal hereditaments by anybody other than the Lessor or caused by operations by or for the city in the construction of any public or quasi public work, nor by reason of any space taken to comply with any law, ordinance, or order of any governmental authority. The Lessor shall not be obligated to perform in any way, manner or form, under this lease, or by virtue hereof, other than as specifically in this Lease set forth and provided.

     (3) The Lessee covenants to indemnify and save harmless the Lessor against any and all claims arising from the conduct or management of or from any work or thing whatsoever done in or about the Demised Premises or any building or


                                      -20-                   EXHIBIT "B" PAGE 20
structure thereon or the equipment thereof during said term, or arising during said term from any condition of any street or sidewalk adjoining the premises or of any vaults, passageways or spaces therein or appurtenant thereto, or arising from any act or negligence of the Lessee or any of its agents, contractors or employees, or arising from any accident, injury or damage whatsoever, to any person or persons, or to the property of any person, persons, corporation or corporations, occurring during said term on, in, or about the Leased Premises or on or under the sidewalks in front thereof, or the lobby and common area, and from and against all costs, counsel fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against the Lessor by reason of any such claim, the Lessee on notice from the Lessor, shall resist and defend such action or proceeding by counsel satisfactory to the Lessor.

                                       XX

                                  PREPAID RENT

     Lessee shall pay to Lessor as payment to be applied to the Basic Rental herein reserved the sum of SIXTY THOUSAND DOLLARS ($60,000.00) to be paid as follows: Thirty Thousand Dollars ($30,000.00) at the execution hereof and Thirty Thousand Dollars ($30,000.00) on the first anniversary of this lease. Said prepaid rents are to be applied toward payment of the Basic Rental herein provided for the Basic Rental Due for the final year of the term.

                                      XXI

                              COMPLIANCE WITH LAW

     Lessee shall perform, execute and fulfill during the term of this Lease, all laws of the United States, all laws of the State of Nevada, and all ordinances of the city corporation applicable to said Leased Premises and to the


                                      -21-                   EXHIBIT "B" PAGE 21
construction, remodeling or repairing of the Proposed Building, and all ordinances and requirements imposed by the health, sanitary or police departments of the City of Las Vegas for the correction or abatement of any nuisance or nuisances in, upon or connected with the said Leased Premises during the term of Lease without expense to Lessor. Lessee further agrees to take good care of the Leased Premises above mentioned and of the Proposed Building and improvements within the same, and of all fixtures, and suffer no waste, and at the expense of Lessee to keep said Leased Premises in good repair, keep the plumbing work, closets, pipes and fixtures belonging thereto in good repair and keep the water connections free from ice and other obstructions to the satisfaction of the police and other municipal authorities of the City of Las Vegas during the term of this Lease, and at the end or other termination of the term to deliver up the Leased Premises with all improvements thereon and therein in good order, natural wear and tear only excepted.

                                      XXII

                                   ASSIGNMENT

     Lessee shall not assign any interest in this lease except for subleases of less than all of the premises executed in the regular course of business of Lessee or its assignee without first providing thirty (30) days' written notice containing a verified current financial statement of the proposed assignee to Lessor. Lessee shall have the right at any time to assign his interest under this lease, so long as such written notice has been furnished Lessor and Lessor has raised no objection based on the financial situation of the proposed assignee--provided, however, that no such assignment shall relieve Lessee of its obligations and duties under the terms and conditions of this lease, and any assignee of this

                                      -22-                   EXHIBIT "B" PAGE 22
lease shall expressly assume and by reason of such assignment shall be considered as having assumed all of the obligations and duties of Lessee hereunder unless otherwise expressly agreed to in writing by Lessee and Lessor and Assignee.

     Lessor reserves at all times, however, the right to object in writing to any assignment hereof within thirty (30) days of written notice by Lessee of his intent to assign. Such objection shall only be based upon the fact that the net worth of the proposed assignee is inferior to that of Lessee or the then existing assignee. If such objection is made, the assignment shall not be effective until it can be established that the net worth of the proposed assignee is in fact equal to or greater than the Lessee or existing assignee.

                                     XXIII

                               OPTION TO PURCHASE

     In the event that Lessor shall desire to sell or assign this Lease, or the Land, Lessor will notify Lessee in writing of the purchase price being offered and the name of the offeror, and Lessee shall have thirty (30) days after receiving such written notice in which to make a written offer to purchase said Land or the Lease as the case might be from the Lessor at such purchase price and on the same terms and conditions.

                                      XXIIV

                                     ZONING

     It is mutually understood and agreed and warranted that the Land herein demised and leased is zoned by the City of Las Vegas as required for the buildings and improvements now located thereon, which warranty is a material and essential element in making this Lease, and that if such zoning were to be changed by the City of Las Vegas or other governing authority to prevent the construction of the said Building,


                                      -23-                EXHIBIT "B" PAGE 23
then and in that event, Lessee shall, at his option, have the right to terminate this Lease, and the Lease shall become null and void, and no rent for the remainder of the term of extension thereof as aforesaid shall become due to the Lessor, their legal representatives or assigns.

                                      XXV

                              PARTIES IN INTEREST

     It is further covenanted and agreed that all the expressions, terms, conditions, provisions, agreements and warranties herein shall extend to and be binding upon, or inure to the benefit of, as the case may be, each and every one of the heirs, executors, administrators and assigns of Lessor and Lessee, as if in every case expressed; and all the conditions, covenants and limitations of this Agreement shall be and they are hereby covenants running with the Land.

                                      XXVI

                                TIME OF ESSENCE

     Time is of the essence in the performance of this Lease.


                                     XXVII

                                    HEADINGS

     The descriptive headings of the provisions of this Lease are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                                     XXVIII

                              LEASE TO BE RECORDED

     A memorandum of this lease shall be recorded.

                                     XXIX

                                    NOTICES

     All notices hereunder shall be sent as follows:



                                      -24-                  EXHIBIT "B" PAGE 24

LESSOR:   BETTY BENNETT and RICHARD TINKLER
          2463 Palmira
          Las Vegas, Nevada 89121

          JEWEL NOLEN and JULIE NOLEN
          1221 S. Seventh Street
          Las Vegas, Nevada 89107

          DAVID KRAMER
          912 West Victoria Park, Apt. 156
          Montebello, California 90640


LESSEE:   M. B. DALITZ
          3111 Maryland Parkway
          Las Vegas, Nevada 89109











                                      -25-                   EXHIBIT "B" PAGE 25

                                  EXHIBIT "A"

                               Legal Description


          Lots 17, 18, 19 in Block 30 of Clark's Las Vegas Townsite, as shown by Map thereof on file in Book No. 1, Page 37, in the Office of the Clark County Recorder, subject to all reservations, restrictions, easements, rights-of-way, liens and encumbrances that may appear of record.

The aforedescribed property, leased herein as a single unit and referred to as the "demised premises" or the "land" consists of three (3) separate lots, legal title to which is vested as follows:

     Lot 17, in Block 30 of Clark's Las Vegas Townsite is vested in BETTY BENNETT, an unmarried woman, and RICHARD JAMES TINKLER, a married man, mother and son as joint tenants;

     Lot 18, in Block 30 of Clark's Las Vegas Townsite is vested in JEWEL FRENCH NOLEN AND JULIE LaMOYNE NOLEN, mother and daughter, as joint tenants;

     Lot 19, in Block 30 of Clark's Las Vegas Townsite is vested in DAVID
     KRAMER.



                                  EXHIBIT "A"               EXHIBIT "B" PAGE 26

     IN WITNESS WHEREOF, the parties hereto have subscribed their names this 1st day of September, 1978; this indenture being executed in quadruplicate.


LESSOR:                                           LESSEE:

/s/ JEWEL NOLEN                                   /s/ M.B. DALITZ
-----------------------------------               ---------------------------


/s/ JULIE L. NOLEN
-----------------------------------


/s/ BETTY BENNETT
-----------------------------------


/s/ DAVID KRAMER
-----------------------------------


/s/ RICHARD JAMES TINKLER
-----------------------------------




                                      -27-                   EXHIBIT "B" PAGE 27